Exhibit 10.24

June 3, 2016

Timothy Whitaker, M.D.

Dear Tim:

On behalf of Alder Biopharmaceuticals, we are pleased to offer you the position of Chief Medical Officer, reporting to me.

The terms under which we offer you this position, in their entirety, are as follows.

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Compensation   Your starting rate of pay will be $450,000 annually. You will also be eligible for a 40% target bonus, starting with the 2016 calendar year. A salary review will take place annually, and will be linked to an evaluation process. Your first salary review will take place in January 2017. Your 2016 bonus will be pro-rated for time in position.

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Sign-On Award We are offering you a one-time sign-on award of $35,000 (gross amount), minus any applicable withholding and taxes, payable with your first regularly scheduled paycheck following your start date.  In the event that you voluntarily terminate your employment with Alder before the completion of twelve months of consecutive service, you agree to repay the Company the amount of the sign-on award in its entirety.  You also expressly authorize Alder to deduct from your final paycheck any amounts owed in repayment of the sign-on award.  If the amount to be deducted exceeds the amount of your final paycheck, you agree to pay the remaining balance in full to Alder within sixty days of the last date of your employment.

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Stock Options   The Board of Directors of Alder Biopharmaceuticals views stock option grants as an important portion of the compensation package. As part of this offer Alder is pleased to offer you incentive stock options of 225,000 shares of common stock, which will vest according to the Alder Biopharmacecuticals stock option scheme. You will be eligible to receive future equity awards at the discretion of the Board.

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Benefits   As a full-time employee you will be entitled to participate in our employee benefit programs, including medical and dental insurance programs. The details of these plans will be described on your first day of work. As Chief Medical Officer, you will be a participant in the Alder Executive Severance Benefit Plan. You will also be eligible to take 4 weeks of paid vacation time per year.  In addition, Alder observes the following paid holidays:  Memorial Day, Independence Day, Labor Day, Thanksgiving, Friday after Thanksgiving, and the week of Christmas to New Year’s Day.

•	Offer of Employment Expiration Date This offer expires June 6, 2016.

In accordance with Washington State law, the employment opportunity that we offer is of indefinite duration and will continue as long as you and the Company consider it of mutual benefit.  Either you or the Company is free to terminate the employment relationship at will and at any time.  Likewise, all terms of your employment here are subject to change at the will of the Company management.  Any representations to the contrary that have been made to you are unauthorized and are formally rescinded.

Assuming that you accept this offer of employment, we will ask you to sign a copy of our Invention and Proprietary Information Agreement.  At this time we’ll need attached to this agreement a listing of any and all patents that you have invented or co-invented.  We will need these items and copies of any employment agreements you may have signed with past employers before your work at Alder Biopharmaceuticals begins.

We hope you will consider this offer of employment favorably and join us in pursuing our scientific and business goals here at Alder Biopharmaceuticals.  If you have any questions regarding any of the above information, please contact me at 425 205 2910.

To accept this offer, please sign and return one copy of this letter to us.

Sincerely,

/s/ Randall Schatzman

Randall Schatzman, Ph.D.

President and Chief Executive Officer

I accept this offer:

/s/ Tim Whitaker                       June 6, 2016

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